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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 19, 2005

IDAHO GENERAL MINES, INC.

(Exact Name of Registrant as Specified in its Charter)

Idaho	000-50539	91-0232000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 N. Post St., Suite 610 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 838-1213

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (6-04)

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Item 1.01 Entry into a Material Definitive Agreement

On October 19, 2005 Idaho General Mines exercised its option to lease the Mount Hope Molybdenum Project in central Nevada. Exercise of the Option allows IGMI to proceed for the next 30 years with permitting, developing and mining the deposit and for so long thereafter as IGMI maintains an active operation.  Pursuant to the terms of the lease, the underlying total royalty on production, less certain deductions, is 4 percent for a molybdenum price up to $12 per pound, 5 percent for a molybdenum price up to $15 per pound, and 6 percent for a molybdenum price above $15 per pound.  IGMI is subject to certain periodic payments totaling $1,550,000 to be paid as per a schedule between October 2005 and October 2010.  IGMI has a best efforts obligation, by the third anniversary of the lease, to pay Mt Hope Mines, Inc a recoverable periodic payment of 3 percent of the estimated capital cost of the project.  This obligation to pay 3 percent of the construction capital is subject to certain extension provisions through October 2013.  Minimum royalty payment after the mine is in production is $.27/lb of molybdenum if producing and $500,000 per year if the plant is idled.

Certain technical corrections to the lease are being made. As soon as these corrections have been made, anticipated to be within two weeks, the lease will be filed as an exhibit to an amended Form 8K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDAHO GENERAL MINES, INC.

By:   /s/ Robert L Russell

/S/__________________________

     Robert L. Russell, President

Date:     October 25, 2005